Exhibit 99.5
Approval of Fidelity Bond Matters
     Whereas, the Board has reviewed the amendment adding Gladstone Land Corporation (“Gladstone Land”) and Gladstone Participation, LLC (“Gladstone Participation”), to the Company’s Investment Company Blanket Bond No. 412PB0831, the terms of which amendment are attached hereto as Exhibit A, issued by The St. Paul Travelers Companies, Inc. (the “Fidelity Bond”), which Fidelity Bond includes as joint insureds the Companies’ investment adviser, Gladstone Management Corporation (the “Adviser”), Gladstone Capital Corporation (“Gladstone Capital”), Gladstone Commercial Corporation (“Gladstone Commercial”) and Gladstone Investment Corporation (“Gladstone Investment,” and together with the Adviser, Gladstone Capital, Gladstone Investment, and Gladstone Commercial, the “Insured Parties”); and
     Whereas, the Board has considered, among other things: (i) the required amount of fidelity bond coverage for a joint insured bond under the 1940 Act; (ii) the form and amount of fidelity bond coverage in light of the value of the aggregate assets of the Insured Parties; (iii) the number of the Insured Parties; (iv) the amount of premium for the Fidelity Bond allocable to each of the Insured Parties, in the amounts set forth hereto as Exhibit B; and (v) the comparative amount that the Company would have had to pay if it had provided and maintained a single insured bond;
     Now, Therefore, Be It Resolved, that the Board authorizes and directs the officers of Gladstone Capital Corporation and Gladstone Investment Corporation to negotiate and enter into a single insured fidelity bond for each of those companies substantially similar in form and amount to the Fidelity Bond, with each bond having coverage in the amount of $3,000,000.00 (the “Single Insured Bonds”);
     Resolved, Further, that the members of the Board, including Paul W. Adelgren, Anthony Parker, David A.R. Dullum, Michela A. English, Maurice W. Coulon, John H. Outland and Gerard Mead, each of whom is not an interested person under the 1940 Act, hereby acknowledge and agree that each of the Fidelity Bond and the Single Insured Bonds are reasonable in form and amount;
     Resolved, Further, that any and all previous actions taken by the Company’s officers, principals or agents in connection with the Fidelity Bond or the Single Insured Bonds be, and hereby are, approved and ratified as duly authorized actions of the Company.
     Resolved Further, that the appropriate officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to file the amendment to the Fidelity Bond, and the Single Insured Bonds, with the Securities and Exchange Commission.